NPC International, Inc. Reports First Quarter Results

Overland Park, Kansas, (May 13, 2016) - NPC International, Inc. (the “Company” or “NPC”), today reported results for its first fiscal quarter ended March 29, 2016.

FIRST QUARTER HIGHLIGHTS:

•	Pizza Hut comparable store sales were +4.1%

•	Wendy’s comparable store sales were +2.4%

•	Adjusted EBITDA (reconciliation attached) was $35.0MM; an increase of $2.7MM or 8.4% from the prior year.

•	Adjusted EBITDA margin improved to 11.5% from 10.9% last year.

•	The Company generated net income of $7.7MM, an increase of $2.7MM from the prior year.

•	Cash balances were $45.9MM, an increase of $13.1MM from the prior fiscal year end.

•	Free Cash Flow (reconciliation attached) was $17.6MM, an increase of $4.2MM from the prior year due to improved profitability.

•	Our leverage ratio improved to 4.48X Consolidated EBITDA, net of allowable cash balances (as defined in our Credit Agreement).

NPC’s President and CEO Jim Schwartz said, “We are pleased with continued sales momentum that we are enjoying in both brands. Our Pizza Hut and Wendy’s businesses posted positive comparable store sales growth of 4.1% and 2.4%, respectively. These sales trends combined with easing commodity markets and favorable labor performance by our Wendy’s operations resulted in an 8.4% increase in Adjusted EBITDA as well as margin expansion compared to the prior year. This increased profitability contributed to improved free cash flow compared to the prior year and increased liquidity relative to the prior fiscal year end.

Our Pizza Hut business has not only maintained but accelerated the momentum that we experienced in the fourth quarter of last year. The introduction of the $5 Flavor menu this quarter resonated with consumers and certainly contributed to the continued positive sales growth. Our margins benefitted from a favorable commodity environment and more than offset the labor cost associated with a higher mix of more labor intensive delivery transactions.

Our Wendy’s business continued to benefit from the 4 for $4 promotion that was introduced in the fourth quarter of 2015. The brand introduced its Deliciously Different campaign to refocus consumers on its core menu while continuing to balance value with a quality message. We continued to experience strong margin expansion through optimized labor performance and lower ingredient costs.

Overall it was a strong quarter for the Company with both brands driving top-line growth in a favorable commodity environment. We continue to expect favorable commodity prices for the full year benefitting both brands. In addition to strong financial results, our restaurant teams also had an excellent quarter improving customer metrics over the prior year, which contributed to our positive top line results.”

The Company is a wholly-owned subsidiary of NPC Restaurant Holdings, LLC ("Parent"), which has guaranteed the Company's 10.50% Senior Notes due 2020. As a result of its guaranty, Parent is required to file reports with the Securities and Exchange Commission which include consolidated financial statements of Parent and its subsidiaries (including the Company). Parent's only material asset is all of the stock of the Company. The quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for Parent and the Company on a consolidated basis are set forth in Parent's Form 10-Q for the fiscal quarter ended March 29, 2016 which can be accessed www.sec.gov.

CONFERENCE CALL INFORMATION:

The Company’s first quarter earnings conference call will be held Monday, May 16, 2016 at 9:00 am CT (10:00 am ET). In addition to a discussion of first quarter results, the presentation may also include discussion of Company developments, forward-looking information and other material information about business and financial matters, including a discussion of the Asset Partner Plan that the Company has entered into with Pizza Hut. You can access this call by dialing 888-391-6937. The international number is 716-247-5763. The access code for the call is 97456519. The Company also intends to include a live presentation available via webcast, which can be accessed through the Company’s website at www.npcinternational.com under Events and Presentations in the investor information.

For those unable to participate live, a replay of the call will be available until May 23, 2016 by dialing 855-859-2056 or by dialing international at 404-537-3406. The conference ID for the replay is 97456519. An archived webcast with the accompanying slides will also be available on the Company’s website.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,241 Pizza Hut units in 27 states and 146 Wendy’s units in 5 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Parent’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in the Parent’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in Parent’s filings with the Securities and Exchange Commission, including Parent's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2016		March 31, 2015

Net product sales (1)	$305,142	100.0%	$295,571	100.0%
Fees and other income (2)	14,392	4.7%	13,637	4.6%
Total sales	319,534	104.7%	309,208	104.6%

Cost of sales (3)	87,481	28.7%	85,725	29.0%
Direct labor (4)	90,977	29.8%	88,645	30.0%
Other restaurant operating expenses (5)	99,355	32.6%	95,717	32.4%
General and administrative expenses (6)	18,449	6.0%	16,702	5.7%
Corporate depreciation and amortization of intangibles	5,277	1.7%	5,247	1.8%
Net facility impairment and closure costs	321	0.1%	947	0.2%
Other	(93)	0.0%	38	0.0%
Total costs and expenses	301,767	98.9%	293,021	99.1%
Operating income	17,767	5.8%	16,187	5.5%
Interest expense (7)	11,337	3.7%	10,465	3.5%
Income before income taxes	6,430	2.1%	5,722	2.0%
Income taxes	(1,229)	(0.4)%	747	0.3%

Net income	$7,659	2.5%	$4,975	1.7%

Percentages are shown as a percent of net product sales.

Comparable store sales (net product sales only):
Pizza Hut	4.1%		(3.0)%
Wendy's	2.4%		0.8%
Comparable stores sales are only reported for locations that have been operated by the Company for at least 12 months.

Capital Expenditures	$10,973		$11,018
Cash Rent Expense	$16,960		$17,052

(1)
Net product sales increased 3.2% primarily due to the comparable store sales growth of 4.1% from our Pizza Hut operation and 2.4% from our Wendy’s operation, partially offset by a reduction in equivalent Pizza Hut units.

(2)	Fees and other income increased 5.5% due to increased delivery transactions in our Pizza Hut units compared to the prior year.

(3)	Cost of sales, as a percentage of net product sales, decreased primarily due to lower ingredient costs, largely meat and dough, partially offset by promotional mix.

(4)
Direct labor, as a percentage of net product sales, decreased slightly due to productivity gains and sales leverage on fixed labor costs in our Wendy’s operation in addition to lower workers’ compensation expense, partially offset by slightly higher labor costs in our Pizza Hut operation due to increased delivery transactions.

(5)
Other restaurant operating expenses, as a percentage of net product sales, increased due to higher depreciation and amortization expense and higher restaurant manager bonuses, partially offset by lower utility expenses and leverage on occupancy costs.

(6)
General and administrative expenses increased due to higher incentive compensation as a result of improved financial performance, increased field personnel and support costs and higher credit card processing fees.

(7)	Interest expense increased due to the increase in our average borrowing rate as a result of the amendment of our term loan that occurred in December 2015.

Note: The explanations above are abbreviated disclosures. For complete disclosure see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Parent's Form 10-Q filed with the SEC.

NPC INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 29, 2016	December 29, 2015
Assets
Current assets:
Cash and cash equivalents	$45,851	$32,717
Other current assets	26,023	30,398
Total current assets	71,874	63,115

Facilities and equipment, net	204,495	203,468
Franchise rights, net	617,064	620,518
Other noncurrent assets	323,921	323,595
Total assets	$1,217,354	$1,210,696
Liabilities and Members' Equity
Current liabilities:
Other current liabilities	$103,908	$104,038
Current portion of debt	4,326	4,158
Total current liabilities	108,234	108,196

Long-term debt	576,589	577,011
Other noncurrent liabilities	251,183	251,800
Total liabilities	936,006	937,007
Members' equity	281,348	273,689
Total liabilities and members' equity	$1,217,354	$1,210,696

NPC INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2016	March 31, 2015

Operating activities
Net income	$7,659	$4,975
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,824	14,933
Amortization of debt issuance costs	1,138	953
Deferred income taxes	(3,072)	(2,614)
Net facility impairment and closure costs	321	947
Other	(144)	76
Changes in assets and liabilities, excluding acquisitions:
Assets	2,480	2,998
Liabilities	3,402	2,182
Net cash provided by operating activities	28,608	24,450
Investing activities
Capital expenditures	(10,973)	(11,018)
Purchase of Wendy's business, net of cash acquired	(7,963)	—
Proceeds from sale-leaseback transactions	4,338	—
Proceeds from disposition of assets	164	296
Net cash used in investing activities	(14,434)	(10,722)
Financing activities
Payments on term bank facilities	(1,040)	(2,079)
Net cash used in financing activities	(1,040)	(2,079)
Net change in cash and cash equivalents	13,134	11,649
Beginning cash and cash equivalents	32,717	12,063
Ending cash and cash equivalents	$45,851	$23,712

NPC INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2016	March 31, 2015
Adjusted EBITDA:
Net income	$7,659	$4,975
Adjustments:
Interest expense	11,337	10,465
Income taxes	(1,229)	747
Depreciation and amortization	16,824	14,933
Pre-opening expenses and other	112	209
Net facility impairment and closure costs	321	947
Adjusted EBITDA (1)	$35,024	$32,276
Adjusted EBITDA Margin(2)	11.5%	10.9%

Free Cash Flow:
Net cash provided by operating activities	$28,608	$24,450
Adjustments:
Capital expenditures	(10,973)	(11,018)
Free Cash Flow (3)	$17,635	$13,432

Unit Count Activity

	13 Weeks Ended
	March 29, 2016			March 31, 2015
	Combined	Wendy's	Pizza Hut	Combined	Wendy's	Pizza Hut
Beginning of period	1,395	144	1,251	1,420	143	1,277
Acquired	3	3	—	—	—	—
Developed(4)	4	—	4	4	—	4
Closed(4)	(15)	(1)	(14)	(11)	—	(11)
End of period	1,387	146	1,241	1,413	143	1,270

Equivalent units (5)	1,389	146	1,243	1,412	143	1,269

(1)The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, pre-opening expenses, net facility impairment and closure costs and certain other items that are non-operational in nature. Management believes the elimination of these items, as well as certain other items of a non-operational nature, as may be noted in the table above, give investors and management useful information to compare the performance of our core operations over different periods and to compare our operating performance with the performance of other companies that have different financing and capital structures or tax rates. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under GAAP. Adjusted EBITDA, as defined above, may not be similar to EBITDA measures of other companies.
(2) Calculated as a percentage of net product sales.
(3) The Company defines Free Cash Flow as cash flows from operations less capital expenditures. Management believes that the free cash flow measure is important to investors to provide a measure of how much cash flow is available, after current changes in working capital and acquisition of property and equipment, to be used for working capital needs or for strategic opportunities, including servicing debt, making acquisitions, and making investments in the business. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
(4) For Pizza Hut, three units were relocated or rebuilt and are included in both the developed and closed totals above for each of the 13 weeks ended March 29, 2016, and March 31, 2015.
(5) Equivalent units represent the number of units open at the beginning of a given period, adjusted for units opened, closed, acquired or sold during the period on a weighted average basis.

Contact: Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213